Exhibit 21
Subsidiaries of Registrant

U.S. Subsidiaries *

1	Stericycle Communication Solutions, Inc. (Delaware)
2	Stericycle International, LLC (Delaware)
3	Stericycle Management, LLC (Delaware)
4	Stericycle of Washington, Inc.
5	SteriVentures, LLC
6	Stroud Properties, Inc.
7	The MPB Group, LLC (Delaware)

Non-US Subsidiaries*

1	Metalchem/DRS BVBA (Belgium)
2	SRCL Cyprus Ltd (Cyprus)
3	SRCL Ireland Limited (Ireland)
4	Stericycle Romania SRL (Romania)
5	Stericycle Gestao Ambiental Ltda. (Brazil)
6	Stericycle Hokkaido GK (Japan)
7	SRCL Consenur S.L.U. (Spain)
8	Stericycle Europe S.a.r.l. (Luxembourg)
9	Stericycle International Holdings Limited (UK)
10	Stericycle B.V. (Netherlands)
11	Ambimed - Gestao Ambiental, Lda. (Portugal)
12	Stericycle, ULC (Canada)
13	Shred-it France (France)
14	Shred-it GmbH (Germany)
15	SRCL Korea Co., Ltd. (Korea)
16	Stericycle Australia Pty Ltd (Australia)
17	Stericycle of Puerto Rico, Inc. (Puerto Rico)
18	Shred-it Singapore Pte. Ltd. (Singapore)

* States or jurisdictions of incorporation or formation are given in parentheses